Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS AND PROVIDES 2024 GUIDANCE

Vancouver, BC — February 20, 2024 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced its fourth quarter and full year 2023 financial and operating results. The Company will host an investor and analyst call on February 21, 2024, details of which are provided below.

The Company has a 70% interest in the Los Gatos Joint Venture (“LGJV”), which in turn owns the Cerro Los Gatos (“CLG”) mine in Mexico. Production for the fourth quarter of 2023 was previously disclosed on January 9, 2024. The Company’s reporting currency is US dollars.

Dale Andres, CEO said: “During the fourth quarter we continued to add cash to the balance sheet, generated from another quarter of strong operational performance at the LGJV. All-in sustaining cost (“AISC”) per silver ounce was at the lower end of 2023 guidance thanks to improved operating efficiencies, which helped to offset inflationary cost pressures and the impact of the stronger Mexican peso.”

“For 2024, we expect silver production of 8.4 million ounces to 9.2 million ounces at an AISC, after by-product credits, of $9.50 to $11.50 per payable ounce produced. On a quarterly basis, we expect production will gradually increase throughout the year as we debottleneck the mine and further optimize the mill at CLG. Conversion drilling of the South-East Deeps inferred resource to extend mine life is progressing well and the LGJV has started ramping up exploration efforts on near mine targets in the Los Gatos district.”

Summary

LGJV 2023 results (100% basis):

•	CLG life of mine extended by 2.75 years to the end of 2030 with a 46% increase in total silver production

•	Cost of sales only 4% higher than 2022, despite mining and processing 10% more tonnes year over year

•	Cash from operating activities of $142.0 million and free cash flow of $84.9 million[1]

•	AISC after by-product credits of $11.33[1] per payable silver ounce produced on our previously disclosed production of 9.2 million ounces

Gatos Silver 2023 results:

•	Net income of $12.9 million or $0.19 per basic and $0.18 per diluted share

•	Received capital distribution of $59.5 million from the LGJV

•	Cash used by operating activities of $12.0 million and free cash flow of $47.5 million[1]

•	Year-end cash balance of $55.5 million and no debt

LGJV Q4 2023 results compared to Q4 2022 (100% basis):

•	Revenue of $73.5 million, down 21% from $93.0 million

•	Cost of sales $28.0 million, up 10% from $25.5 million

•	Net income $24.9 million, down 16% from $29.8 million

•	EBITDA $38.6 million, down 38% from $61.9 million[1]

•	Cash from operating activities of $38.2 million, down 2% from $39.1 million

•	Sustaining capital $11.7 million, down 40% from $19.5 million[1]

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•	Free cash flow $22.3 million, up 19% from $18.7 million[1]

•	Co-product AISC of $14.73 per ounce of payable silver, down 0.5% from $14.80[1]

•	By-product AISC of $11.12 per ounce of payable silver, down 8% from $12.13[1]

Gatos Silver Q4 2023 results compared to Q4 2022:

•	Net income of $12.3 million, up 160% from $4.7 million

•	Basic and diluted earnings per share of $0.18, up 157% from $0.07

•	EBITDA $11.8 million, up 116% from $5.5 million[1]

•	Cash used in operating activities of $2.5 million, compared to cash provided by operations of $5.9 million

•	Free cash flow $22.0 million, up 277% from $5.8 million[1]

1	See “Non-GAAP Financial Measures” below

For Gatos Silver, higher net income, earnings per share and EBITDA1 for Q4 2023 were primarily attributable to a decrease in general and administrative expenses and lower legal settlement expenses. The change in operating cash flow was primarily attributable to the dividend payment received in Q4 2022. The increase in free cash flow1 was a result of the capital distribution received in Q4 2023.

Cash distributions to the LGJV partners in 2023 have been made through capital distributions which is more tax efficient than distributing cash dividends. As a result, cash distributions are currently shown on the balance sheet as cash flow received from investing activities, as opposed to being included as cash flows from operating activities as in 2022 when dividends were paid by the LGJV.

As of December 31, 2023, the Company had a cash balance of $55.5 million, up 226% from $17.0 million a year earlier. The increase in cash was primarily due to receipt of $59.5 million in capital distributions and a $6.0 million management fee from the LGJV, partly offset by general and administrative costs incurred in the year.

As of January 31, 2023, the Company had a cash balance of $53.1 million and the LGJV had a cash balance of $43.1 million. On February 15, 2024, the LGJV made a capital distribution to its partners of $30.0 million of which the Company received $21.0 million.

The Company continues to be debt free with $50.0 million available under the Revolving Credit Facility.

Financial and Operating Results

Below is select operational and financial information for the three months and years ended December 31, 2023 and 2022. For a detailed discussion of the year ended December 31, 2023 financial and operating results refer to the Form 10-K for the year ended December 31, 2023, filed on February 20, 2024, on both the EDGAR and SEDAR+ systems and posted on the Company’s website at https://gatossilver.com.

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Los Gatos Joint Venture

LGJV 100% Basis Selected Financial Information (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
(in millions, except where otherwise stated)	2023	2022	2023	2022
Revenue	$73.5	$93.0	$268.7	$311.7
Cost of sales	$28.0	$25.5	$111.3	$107.1
Royalties	$0.3	$0.3	$1.4	$3.1
Exploration	$0.8	$3.6	$2.9	$9.8
General and administrative	$5.4	$4.5	$18.1	$14.3
Depreciation, depletion and amortization	$15.6	$17.0	$75.1	$69.4
Other (income) expense	$0.2	($2.6)	($1.6)	($1.4)
Income tax expense	($1.7)	$14.8	$8.1	$37.3
Net income	$24.9	$29.8	$53.4	$72.2

Sustaining capital[1]	$11.7	$19.5	$41.6	$76.5
Resource development drilling expenditures[1]	$3.0	$—	$13.5	$—
EBITDA[1]	$38.6	$61.9	$135.8	$179.5
Cash provided by operating activities	$38.2	$39.1	$142.0	$157.4
Free cash flow[1]	$22.3	$18.7	$84.9	$75.1

Operating Results (CLG 100% Basis)
Tonnes milled (dmt)	277,318	261,929	1,071,400	971,595
Tonnes milled per day (dmt)	3,014	2,847	2,935	2,662
Average Grades
Silver grade (g/t)	318	387	299	368
Zinc grade (%)	3.86	3.74	3.90	4.37
Lead grade (%)	1.86	1.95	1.85	2.31
Gold grade (g/t)	0.30	0.30	0.29	0.33
Production - Contained Metal
Silver ounces (millions)	2.6	2.9	9.2	10.3
Zinc pounds – in zinc conc. (millions)	14.6	13.5	57.3	60.7
Lead pounds – in lead conc. (millions)	10.2	9.7	38.9	43.9
Gold ounces – in lead conc. (thousands)	1.4	1.3	5.3	5.3
Silver equivalent ounces (millions)[2]	3.9	4.2	14.3	15.8
Co-product cash cost per ounce of payable silver equivalent[1]	$11.26	$9.61	$12.11	$9.41
By-product cash cost per ounce of payable silver[1]	$6.02	$4.83	$6.31	$2.17
Co-product AISC per ounce of payable silver equivalent[1]	$14.73	$14.80	$15.51	$14.33
By-product AISC per ounce of payable silver[1]	$11.12	$12.13	$11.33	$10.24

1 See Non-GAAP Financial Measures below

2 Totals may not add up due to rounding

3 Silver equivalent production for both 2022 and 2023 is calculated using prices of $22/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,700/oz gold to “convert” zinc, lead and gold production contained in concentrate to “equivalent” silver ounces (contained metal, multiplied by price, divided by silver price).

Gatos Silver, Inc.

Selected Financial Information (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
(in millions, except where otherwise stated)	2023	2022	2023	2022
Exploration	$ —	$ —	$ —	$ 0.1
General and Administrative	6.5	8.5	25.7	25.5
Amortization	—	—	0.1	0.2
Total expenses	6.5	8.5	25.8	25.8
Equity income in affiliates	17.7	20.7	33.6	45.2
Other income, net	1.3	(6.7)	5.1	(3.4)
Total net other income	19.0	14.0	38.8	41.9
Income tax expense	0.1	0.7	0.1	1.6
Net income	$12.3	$4.7	$12.9	$14.5
Net income per share basic	$0.18	$0.07	$0.19	$0.21
Net income per share diluted	$0.18	$0.07	$0.18	$0.21

EBITDA[1]	$11.8	$5.5	$12.4	$16.6
Cash (used) provided by operating activities	($2.5)	$5.9	($12.0)	$14.6
Free cash flow[1]	$22.0	$5.8	$47.5	$14.5

1 See Non-GAAP Financial Measures below

2 Totals may not add up due to rounding

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2024 Guidance (CLG 100% basis)

Production and cost guidance for 2024 is shown in the table below:

CLG 2024 Full Year Guidance (100% Basis)
Production guidance - Contained Metal
Silver ounces (millions)	8.4 – 9.2
Zinc pounds - in zinc conc. (millions)	61 – 69
Lead pounds - in zinc conc. (millions)	40 – 46
Gold ounces - in zinc conc. (thousands)	4.5 – 5.5
Silver Equivalent ("AgEq") ounces - (millions)[1]	13.5 – 15.0
All-in Sustaining Cost (AISC)[2]
By-product basis ($/oz Ag payable)	$9.50 – $11.50
Co-product basis ($/oz AgEq payable)	$14.00 – $16.00

1 Silver equivalent production is calculated using prices of $23/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,800/oz gold to “convert” zinc, lead and gold production contained in concentrate to “equivalent” silver ounces (contained metal, multiplied by price, divided by silver price). For 2022 and 2023, silver equivalent production was calculated using prices of $22/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,700/oz gold. For comparative purposes, the calculated silver equivalent production in the table above at these price assumptions would be 13.7 – 15.3 million ounces.

2 Financial metrics assume an exchange rate of 18.50 Mexican Pesos per US$1.00. In 2022 and 2023, an exchange rate of 20.00 Mexican Pesos per US$1.00 was assumed. Costs used in calculating financial metrics include an allocation for Gatos Silver and Dowa corporate costs paid by the Los Gatos Joint Venture (“LGJV”) of approximately $7 million per year. See “Non-GAAP Financial Performance Measures” for additional information.

Gatos Silver expects plant throughput to average between 3,000 and 3,300 tonnes processed per day in 2024, compared to 2,935 tonnes per day in 2023. Feed grades to the mill are expected to be lower in the first quarter versus the average grades expected during the year. Following previously disclosed mill throughput tests conducted in December 2023 demonstrating higher capacity with good metallurgical performance, the LGJV plans to continue to strive to achieve sustainably higher plant throughput rates as mine debottlenecking efforts continue with a medium-term target to sustain 3,500 tonnes per day beyond 2024, or 40% above original design capacity.

The Company expects sustaining capital expenditures at CLG (100% basis) to be approximately $45 million in 2024, of which $25 million is for underground development primarily to access the lower levels of the NW and Central zones and to further develop access to the SE zone. The remainder of capital expenditures are expected to be primarily associated with minor upgrades to the processing plant, equipment replacements and rebuilds, and dewatering and other

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infrastructure work including projects to help improve operating efficiencies and to support debottlenecking efforts in the mine.

Exploration and definition drilling expenditures are expected to be approximately $18 million in 2024, of which $9 million is expected to be capitalized and incurred on resource development drilling primarily in the South East Deeps zone and $9 million expensed and incurred on greenfield exploration. The LGJV currently has eight active drill rigs on surface and four underground. The primary focus until the end of the first quarter of 2024 is infilling the South East Deeps zone to approximately 50 metre spacing for the 2024 mineral resource and mineral reserve update anticipated to be announced in the third quarter of 2024. After the end of the first quarter, the focus for the surface drilling rigs is expected to shift to other district targets including Portigueño, San Luis and El Lince.

Financial Results Webcast and Conference Call

Investors and analysts are invited to attend the financial results webcast and conference call as follows:

Date: Wednesday, February 21, 2024

Time: 11:00 a.m. ET

Listen-Only Webcast: https://events.q4inc.com/attendee/541149212

Direct Event Registration Link (for Analysts only): https://registrations.events/direct/Q4I90079276

Dial-in number: 1 888 500 3691 or +1 646 307 1951 Conference ID: 90079

An archive of the webcast will be available on the Company’s website at: https://gatossilver.com within 24 hours.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture (“LGJV”), the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV includes approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Non-GAAP Financial Measures

We use certain measures that are not defined by GAAP to evaluate various aspects of our business. These non-GAAP financial measures are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

Cash Costs and All-In Sustaining Costs

Cash costs and all-in sustaining costs (“AISC”) are non-GAAP measures. AISC was calculated based on guidance provided by the World Gold Council (“WGC”). WGC is not a regulatory industry organization and does not have the authority to develop accounting standards for disclosure requirements. Other mining companies may calculate AISC differently as a result of differences in underlying accounting principles and policies applied, as well as definitional differences of sustaining versus expansionary (i.e. non-sustaining) capital expenditures based upon each company’s internal policies. Current GAAP measures used in the mining industry, such as cost of sales, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that cash costs and AISC are non-GAAP measures that provide additional information to management, investors and analysts that aid in the understanding of the economics of the Company’s operations and performance compared to other producers and provides investors visibility

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by better defining the total costs associated with production.

Cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, treatment and refining costs, general and administrative costs, royalties and mining production taxes. AISC includes total production cash costs incurred at the LGJV’s mining operations plus sustaining capital expenditures. The Company believes this measure represents the total sustainable costs of producing silver from current operations and provides additional information of the LGJV’s operational performance and ability to generate cash flows. As the measure seeks to reflect the full cost of silver production from current operations, new project and expansionary capital at current operations are not included. Certain cash expenditures such as exploration, new project spending, tax payments, dividends, and financing costs are not included.

EBITDA

Management uses earnings before interest, income tax, depreciation, depletion and amortization (“EBITDA”) to evaluate the Company’s operating performance, to plan and forecast its operations, and assess leverage levels and liquidity measures. The Company believes the use of EBITDA reflects the underlying operating performance of our core mining business and allows investors and analysts to compare results of the Company to similar results of other mining companies. EBITDA do not represent, and should not be considered an alternative to, net income or cash flow from operations as determined under GAAP.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Cash Provided By (Used In) Operating Activities less Cash flow from Investing Activities as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

Reconciliation of GAAP to non-GAAP measures

The table below presents a reconciliation between the most comparable GAAP measure of the LGJV’s expenses to the non-GAAP measures of (i) cash costs, (ii) cash costs, net of by-product credits, (iii) co-product AISC and (iv) by-product AISC for our operations.

CLG 100% Basis Financial	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except where otherwise stated)	2023	2022	2023	2022
Expenses	$50,034	$50,921	$208,682	$203,631
Depreciation, depletion and amortization	(15,552)	(17,040)	(75,110)	(69,380)
Exploration[1]	(757)	(3,565)	(2,875)	(9,800)
Treatment and refining costs[2]	4,309	5,797	17,174	21,871
Cash costs	$38,034	$36,113	$147,871	$146,322
Sustaining capital[3]	11,701	19,490	41,571	76,526
Co-product all-in sustaining costs	$49,735	$55,603	$189,442	$222,848
By-product credits[4]	(24,241)	(23,243)	(95,648)	(125,782)
All-in sustaining costs, net of by-product credits	$25,494	$32,360	$93,794	$97,066
Cash costs, net of by-product credits	$13,793	$12,870	$52,223	$20,540

Payable ounces of silver equivalent[5]	3,377	3,756	12,214	15,552
Co-product cash cost per ounce of payable silver equivalent	$11.26	$9.61	$12.11	$9.41
Co-product AISC per ounce of payable silver equivalent	$14.73	$14.80	$15.51	$14.33

Payable ounces of silver	2,293	2,667	8,282	9,482
By-product cash cost per ounce of payable silver	$6.02	$4.83	$6.31	$2.17
By-product AISC per ounce of payable silver	$11.12	$12.13	$11.3	$10.24

1 Exploration costs are not related to current operations.

2 Represent reductions on customer invoices and included in Sales of the LGJV combined statement of income (loss).

3 Sustaining capital excludes resource development drilling costs related to resource development drilling of the South- East Deeps zone.

4 By-product credits reflect realized metal prices of zinc, lead and gold for the applicable period, which includes any final settlement adjustments from prior periods.

5 Payable silver equivalents utilize the average realized prices during the year ended December 31, 2023, of $24.33/oz silver, $1.10/lb zinc, $0.97/lb lead and $1,818/oz gold and the average realized prices during the three months ended December 31, 2023, of $22.36/oz silver, $1.10/lb zinc, $0.95/lb lead and $1,789/oz gold. Payable silver equivalents utilize the average realized prices during the year ended December 31, 2022, of $20.72/oz silver, $1.58/lb zinc, $0.90/lb lead and $1,678/oz gold and the average realized prices during the three months ended December 31, 2022, of $21.35/oz silver, $1.09/lb zinc, $0.89/lb lead and $1,591/oz gold. Realized prices include the impact of final settlement adjustments from sales.

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The following table provides a breakdown of cash flows used by investing activities of the LGJV:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2023	2022	2023	2022
Cash flow used by investing activities	$15,927	$20,376	$57,087	$82,279

Sustaining capital	$11,701	$19,490	$41,571	$76,526
Resource development drilling	2,965	—	13,464	—
Materials & supplies	97	(8)	600	327
Amount included in accounts payable	1,164	894	1,452	5,426
Total	$15,927	$20,376	$57,087	$82,279

The table below reconciles EBITDA, a non-GAAP measure to Net income for the Company:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2023	2022	2023	2022
Net income	$12,330	$4,744	$12,860	$14,529
Interest expense	—	65	679	433
Interest income	(656)	(105)	(1,332)	(154)
Income tax expense	114	700	114	1,565
Depreciation, depletion and amortization	5	48	79	180
EBITDA	$11,793	$5,452	$12,400	$16,553

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The table below reconciles of EBITDA, a non-GAAP measure, to the LGJV’s Net income:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2023	2022	2023		2022
Net income	$24,943	$29,822	$53,443		$72,216
Interest expense	176	214	660		582
Interest income	(420)	—	(1,567)	—	—
Income tax expense	(1,667)	14,818	8,147		37,306
Depreciation, depletion and amortization	15,552	17,040	75,110		69,380
EBITDA	$38,584	$61,894	$135,793		$179,484

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Cash (used) provided by operating activities operating activities for the Company, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2023	2022	2023	2022
Net cash (used) provided by operating activities	($2,485)	$5,874	($12,020)	$14,554
Net cash provided (used) by investing activities	24,500	(33)	59,500	(60)
Free cash flow	$22,015	$5,841	$47,480	$14,494

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Cash provided by operating activities for the LGJV.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$38,212	$39,124	$142,001	$157,374
Net cash used by investing activities	(15,927)	(20,376)	(57,087)	(82,279)
Free cash flow	$22,285	$18,748	$84,914	$75,095

Please see Appendix A for the unaudited balance sheets of the Company and the LGJV as of December 31, 2023 and 2022, the related unaudited consolidated statements of income of the Company, unaudited combined statements of operations of the LGJV, and statement of cash flows for the years then end.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the progress of conversion drilling and exploration, production and cost guidance for 2024, and expected or potential feed grades, mine debottlenecking, processing rates, capital costs and exploration expenditures, are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking

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statements speak only as of the date of this press release.

Investors and Media Contact

André van Niekerk

Chief Financial Officer

investors@gatossilver.com

(604) 424 0984

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APPENDIX A

GATOS SILVER, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of December 31,
(US$ in thousands)	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$ 55,484	$ 17,004
Related party receivables	560	1,773
Other current assets	22,642	16,871
Total current assets	78,686	35,648
Non-Current Assets
Investment in affiliates	321,914	347,793
Deferred tax assets	266	—
Other non-current assets	38	60
Total Assets	$ 400,904	$ 383,501
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable, accrued and other liabilities	$ 33,357	$ 26,358
Non-Current Liabilities
Credit Facility, net of debt issuance costs	—	8,661
Stockholders’ Equity
Common Stock, $0.001 par value; 700,000,000 shares authorized; 69,181,047 and 69,162,223 shares outstanding as of December 31, 2023 and December 31, 2022, respectively	117	117
Paid-in capital	553,319	547,114
Accumulated deficit	(185,889)	(198,749)
Total stockholders’ equity	367,547	348,482
Total Liabilities and Stockholders’ Equity	$ 400,904	$ 383,501

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GATOS SILVER, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(US$ in thousands, except for share data)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Expenses
Exploration	$ —	$ —	$ 26	$ 110
General and administrative	6,531	8,501	25,688	25,468
Amortization	5	48	79	180
Total expenses	6,536	8,549	25,793	25,758
Other income
Equity income in affiliates	17,700	20,703	33,622	45,230
Legal settlement loss	(1,500)	(7,900)	(1,500)	(7,900)
Interest expense	—	(65)	(679)	(433)
Interest income	656	105	1,332	154
Other income	2,124	1,150	5,992	4,801
Total net other income	18,980	13,993	38,767	41,852
Income before taxes	12,444	5,444	12,974	16,094
Income tax expense	114	700	114	1,565
Net income	$ 12,330	$ 4,744	$ 12,860	$ 14,529
Net income per share:
Basic	$ 0.18	$ 0.07	$ 0.19	$ 0.21
Diluted	$ 0.18	$ 0.07	$ 0.18	$ 0.21
Weighted average shares outstanding:
Basic	69,167,601	69,162,223	69,163,564	69,162,223
Diluted	70,074,615	69,309,019	69,536,298	69,309,019

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GATOS SILVER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the year ended December 31,
(US$ in thousands)	2023	2022
OPERATING ACTIVITIES
Net income	$ 12,860	$ 14,529

Adjustments to reconcile net loss to net cash used by operating activities:
Amortization	79	180
Stock-based compensation expense	5,336	2,840
Equity income in affiliates	(33,622)	(45,230)
Other	1,159	199
Deferred tax asset	(266)	—
Dividends from affiliates	—	30,775

Changes in operating assets and liabilities:
Receivables from related-parties	1,213	(180)
Accounts payable and other accrued liabilities	6,992	24,632
Other current assets	(5,771)	(13,191)
Net cash (used) provided by operating activities	(12,020)	14,554

INVESTING ACTIVITIES
Purchase of property, plant and equipment	—	(60)
Capital distribution received from affiliate	59,500	—
Net cash provided (used) by investing activities	59,500	(60)

FINANCING ACTIVITIES
Credit Facility repayment	(9,000)	(4,000)
Financing costs	—	(106)
Net cash used by financing activities	(9,000)	(4,106)
Net increase in cash and cash equivalents	38,480	10,388
Cash and cash equivalents, beginning of period	17,004	6,616
Cash and cash equivalents, end of period	$ 55,484	$ 17,004

Interest paid	$ 417	$ 645
Supplemental disclosure of noncash transactions:
Recognition of Right of Use Asset and Lease Liability	$ —	$ 128

-Page 12 of 15-

LOS GATOS JOINT VENTURE

COMBINED BALANCE SHEETS

(UNAUDITED)

	As of December 31,
(US$ in thousands)	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$ 34,303	$ 34,936
Receivables	12,634	26,655
Inventories	16,397	11,542
VAT receivable	12,610	21,531
Income tax receivable	20,185	27,039
Other current assets	1,253	4,138
Total current assets	97,382	125,841
Non-Current Assets
Mine development, net	234,980	232,515
Property, plant and equipment, net	171,965	198,600
Deferred tax assets	9,568	—
Total non-current assets	416,513	431,115
Total Assets	$ 513,895	$ 556,956
LIABILITIES AND OWNERS’ CAPITAL
Current Liabilities
Accounts payable and accrued liabilities	$ 38,704	$ 46,751
Related party payable	560	1,792
Equipment loans	—	480
Total current liabilities	39,264	49,023
Non-Current Liabilities
Lease liability	208	268
Asset retirement obligation	11,593	15,809
Deferred tax liabilities	3,885	1,354
Total non-current liabilities	15,686	17,431
Owners’ Capital
Capital contributions	455,638	540,638
Paid-in capital	18,186	18,186
Accumulated deficit	(14,879)	(68,322)
Total owners’ capital	458,945	490,502
Total Liabilities and Owners’ Capital	$ 513,895	$ 556,956

-Page 13 of 15-

LOS GATOS JOINT VENTURE

COMBINED STATEMENTS OF INCOME (LOSS)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(US$ in thousands)	2023	2022	2023	2022
Revenue	$ 73,509	$ 92,994	$ 268,671	$ 311,724
Expenses
Cost of sales	28,011	25,525	111,266	107,075
Royalties	339	330	1,363	3,069
Exploration	757	3,565	2,875	9,800
General and administrative	5,375	4,461	18,068	14,307
Depreciation, depletion and amortization	15,552	17,040	75,110	69,380
Total expenses	50,034	50,921	208,682	203,631

Other expense (income)
Interest expense	176	214	660	582
Interest income	(420)	—	(1,567)	—
Accretion expense	279	276	1,145	1,103
Other expense (income)	728	(766)	741	(766)
Foreign exchange gain	(564)	(2,291)	(2,580)	(2,348)
	199	(2,567)	(1,601)	(1,429)

Income before taxes	23,276	44,640	61,590	109,522
Income tax expense/(recovery)	(1,667)	14,818	8,147	37,306
Net income	$ 24,943	$ 29,822	$ 53,443	$ 72,216

-Page 14 of 15-

LOS GATOS JOINT VENTURE

COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the year ended December 31,
(US$ in thousands)	2023	2022
Cash flows from operating activities:
Net income	$53,443	$72,216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	75,110	69,380
Accretion	1,145	1,103
Deferred taxes	(7,623)	21,013
Unrealized gain on foreign currency rate change	(4,523)	(4,434)
Other	—	(174)

Changes in operating assets and liabilities:
VAT receivable	9,619	23,986
Receivables	14,021	(15,393)
Inventories	(5,273)	(353)
Unearned revenue	—	(1,714)
Other current assets	2,494	661
Income tax receivable	10,771	(27,039)
Accounts payable and other accrued liabilities	(5,951)	17,939
Payables to related parties	(1,232)	183
Net cash provided by operating activities	142,001	157,374

Cash flows from investing activities:
Mine development	(36,637)	(44,934)
Purchase of property, plant and equipment	(19,850)	(37,018)
Materials and supplies inventory	(600)	(327)
Net cash used by investing activities	(57,087)	(82,279)

Cash flows from financing activities:
Capital distributions	(85,000)	—
Equipment loan and Lease payments	(547)	(5,439)
Partner dividends	—	(55,000)
Net cash used by financing activities	(85,547)	(60,439)

Net increase (decrease) in cash and cash equivalents	(633)	14,656
Cash and cash equivalents, beginning of period	34,936	20,280
Cash and cash equivalents, end of period	$34,303	$34,936
Interest paid	$660	$236

Supplemental disclosure of noncash transactions:
Asset retirement obligation	$5,364	$—
Mine development costs included in accrued liabilities	$10,205	$3,427
Property, plant and equipment included in accrued liabilities	$11,046	$2,648
Materials and supplies included in accrued liabilities	$1,018	$202
Recognition of Right of Use Asset and Lease Liability	$—	$328

-Page 15 of 15-